Exhibit 8.1

FORM OF OPINION OF

KUNZMAN & BOLLINGER, INC.

AS TO

FEDERAL TAX MATTERS

Kunzman & Bollinger, Inc.

ATTORNEYS-AT-LAW

5100 N. BROOKLINE, SUITE 600

OKLAHOMA CITY, OKLAHOMA 73112

Telephone (405) 942-3501

Fax (405) 942-3527

May 5, 2014

American Energy Capital Partners GP, LLC

405 Park Avenue

New York, New York 10022

RE: American Energy Capital Partners, LP – Tax Opinion

Gentlemen:

American Energy Capital Partners, LP is a Delaware limited partnership (the “Partnership”). Capitalized terms used and not otherwise defined in this tax opinion letter have the respective meanings assigned to them in the form of Amended and Restated Certificate and Agreement of Limited Partnership for the Partnership (the “Partnership Agreement”), which is included as Exhibit A to the Prospectus.

Our opinions are based in part on our review of:

•	the Partnership’s current Registration Statement on Form S-1, as amended, as filed with the Commission, which includes the Prospectus and the forms of Partnership Agreement and Management Agreement;

•	a Representation Letter delivered to us by the officers of the General Partner;

•	other records, certificates, agreements, instruments and documents of the General Partner and the Partnership as we deemed relevant and necessary to review as a basis for our opinions; and

•	current provisions of the Code, existing, temporary and proposed Treasury Regulations, the legislative history of the Code, existing IRS administrative rulings and practices, and judicial decisions. Future changes in existing federal tax laws, which may take effect retroactively, may cause the actual tax consequences of an investment in the Partnership to vary substantially from those set forth in this tax opinion letter and “Federal Income Tax Consequences” in the Prospectus, and could render our opinions inapplicable.

Notwithstanding the foregoing, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Representation Letter. In addition, in rendering our opinions we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Although our opinions express what we believe a court would probably conclude if presented with the applicable federal tax issues, our opinions are only predictions, and are not guarantees, of the outcome of the particular federal tax issues being addressed. The IRS could challenge our opinions, and the challenge could be sustained in the courts and cause adverse tax consequences to the Unitholders in the Partnership. Taxpayers bear the burden of proof to support claimed deductions and credits, and our opinions are not binding on the IRS or the courts.

Kunzman & Bollinger, Inc.

American Energy Capital Partners GP, LLC

May 5, 2014

Based on the facts, assumptions and representations set forth herein, the discussion in the Prospectus under the caption “Material Federal Income Tax Consequences,” insofar as such discussion purports to constitute a summary of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of Kunzman & Bollinger, Inc. as to the material U.S. federal income tax consequences of the matters described therein. No opinion is expressed as to any matter not discussed therein and we undertake no obligation to update our opinions subsequent to the effective date of the Registration Statement.

We consent to the use of this tax opinion letter as an exhibit to the Registration Statement, and all amendments to the Registration Statement, including post-effective amendments, and to all references to this firm under the captions “Material Federal Income Tax Consequences” and “Legal Opinions” in the Prospectus. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Yours very truly,

/s/ Kunzman & Bollinger, Inc.

KUNZMAN & BOLLINGER, INC.